EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT

 I, Matthew D. Fransen, certify that:

(a) A review of Southwestern Electric Power Company’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Storm Recovery Property Servicing Agreement dated as of December 18, 2024 between SWEPCO Storm Recovery Funding LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 28, 2025

/s/ Matthew D. Fransen
Name: Matthew D. Fransen
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, Southwestern Electric Power Company, as Servicer